BARBARA K. CEGAVSKE Secretary of State 204 North Carson Street, Suite 4 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20150482156-04
Filing Date and Time 11/02/2015 11:46 AM
Entity Number E0312532013-9

Certificate of Amendment (Pursuant to NRS Chapter 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78 .385 and 78 .390 - After Issuance of Stock)

1. Name of corporation:

TOMICHI CREEK OUTFITTERS

2. The articles have been amended as follows : (provide article numbers, if available )

1. Name of corporation: The name of the corporation is: Grasshopper Staffing, Inc.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:    60.83%

4. Effective date and time of filing : (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Melanie Osterman
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.